UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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  VaxGen, Inc.

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VaxGen, Inc.
349 Oyster Point Boulevard
South San Francisco, California 94080
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 17, 2008
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of VaxGen, Inc., a Delaware corporation, or the Company. The meeting will be held on Wednesday, December 17, 2008 at 9:00 a.m. local time at the Radisson Hotel, 5000 Sierra Point Parkway, Brisbane, California, 94005, for the following purposes:
(1)	To elect our nominees for director to serve for the ensuing year and until their successors are elected.

(2)	To ratify the selection by the Audit Committee of the Board of Directors of the Company of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.

(3)	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is November 5, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
/s/ Laura A. Berezin
Laura A. Berezin
Secretary
South San Francisco, California
November 10, 2008
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VaxGen, Inc.
349 Oyster Point Boulevard
South San Francisco, California 94080
PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
December 17, 2008
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of VaxGen, Inc., sometimes referred to as the Company or VaxGen, is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.
The Company intends to mail this Proxy Statement and accompanying proxy card on or about November 11, 2008 to all stockholders of record entitled to vote at the annual meeting.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on November 5, 2008 will be entitled to vote at the annual meeting. On this record date, there were 33,106,523 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on November 5, 2008 your shares were registered directly in your name with VaxGen’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on November 5, 2008 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you first request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:
•	Election of five (5) directors;

•	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008; and

How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person, even if you have already voted by proxy.
•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on December 16, 2008 to be counted.

•	To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on December 16, 2008 to be counted.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from VaxGen. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may be able vote over the telephone or on the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must first obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy card.
We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of November 5, 2008.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all five nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to VaxGen’s Secretary at 349 Oyster Point Boulevard, South San Francisco, California 94080;

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by July 14, 2009, to VaxGen’s Secretary at 349 Oyster Point Boulevard, South San Francisco, California 94080. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on September 18, 2009 and not earlier than the close of business on August 19, 2009. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, or NYSE, on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve each proposal?
•	For the election of directors, Proposal 1, the 5 nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal 2, the ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008, must receive a “For” vote from the majority of the shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 33,106,523 shares outstanding and entitled to vote. Thus 16,553,262 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Proposal 1
Election of Directors
VaxGen’s Board of Directors consists of five (5) directors. There are five (5) nominees for director this year. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until the director’s death, resignation or removal. Each of the nominees listed below, except for Mr. DeStefano and Dr. Rafield is currently a director of the Company who was previously elected by the stockholders. Mr. DeStefano and Dr. Rafield were elected by the Board of Directors in 2008.
Directors are elected by a plurality of the votes properly cast in person or by proxy. The five (5) nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five (5) nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by VaxGen’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee for the Board of Directors. Information regarding the nominees as of November 1, 2008, is set forth below.
Nominees for Director

Name of Director	Age	Principal Occupation	Director Since
James P. Panek	55	President, Chief Executive Officer, Principal Financial Officer	2007
Franklin M. Berger, CFA	58	Independent Biotechnology Analyst. Former Managing Director, Equity Research and Senior Biotechnology Analyst, J.P. Morgan	2003
Paul DeStefano	58	Principal in the Silicon Valley offices of Fish & Richardson	2008
Lori F. Rafield, Ph.D.	53	Consultant to both the biotechnology and device industries	2008
Kevin L. Reilly	65	Former President, Wyeth Vaccines and Nutrition	2005
See Mr. Panek’s biography under “Executive Officers” below.
Franklin M. Berger, CFA
Mr. Berger has served as a director since November 2003. Mr. Berger is currently an independent biotechnology analyst. From 1998 to 2003, Mr. Berger was a Managing Director, Equity Research and Senior Biotechnology Analyst for J. P. Morgan Securities, Inc. From 1997 to 1998, he served as a Director, Equity Research and Senior Biotechnology Analyst for Salomon Smith Barney. From 1991 to 1997, he served as a Managing Director, Research and Biotechnology Analyst for Josephthal & Co. Mr. Berger serves on the board of directors of Thallion Pharmaceuticals, Inc., Seattle Genetics, Inc., and Isotechnika and is on the audit committees of Seattle Genetics, Inc. and Isotechnika. Mr. Berger received a B.A. in International Relations and an M.A. in International Economics from Johns Hopkins University and an M.B.A. from Harvard University.
Paul DeStefano
Mr. DeStefano has served as a director since May 2008. Mr. DeStefano has been a principal in the Silicon Valley offices of Fish & Richardson since 2003, specializing in IP and finance issues related to the biological sciences. He was previously the founding partner of the California offices of Pennie & Edmonds where he was a partner from 1992 to 2003. Mr. DeStefano was chief corporate counsel of Genentech, Inc. Mr. DeStefano has been a lecturer in biotechnology-related issues at Stanford School of Law, UC-Berkeley Boalt Hall School of Law, USF School of Law and Santa Clara School of Law, and was a visiting professor of philosophy at Dickinson College and Pennsylvania State University-Dickinson School of Law. He has a BA in philosophy from Dickinson College and the University of Vienna and a JD from the University of Southern California, and pursued an MA in international economics from the School of Advanced International Studies at Johns Hopkins University.

Lori F. Rafield, Ph.D.
Dr. Rafield has served as a director since May 2008. Dr. Rafield is currently a consultant to both the biotechnology and device industries working with entrepreneurs to create and finance companies with both institutional and strategic partners. Previously, from 1998 to 2005, Dr. Rafield was Managing Director at Apax Partners (formerly Patricof & Co. Ventures), where she was the head of healthcare and responsible for developing a diversified healthcare investment strategy for a $250MM healthcare portfolio within a $1 billion fund. While at Apax, she was predominantly focused on the creation of therapeutic product companies from pharmaceutical assets and resources which led to investments in Zymogenetics (Novo Nordisk), Affymax (GSK) and Aerovance (Bayer). Prior to that, from 1995 to 1997, she was an investment Principal at Robertson Stephens Early Stage Venture Fund and an Affiliate at Institutional Venture Partners from 1991 to 1995. Dr. Rafield held scientific research and management positions at Somatix Therapy Corp. from 1989 to 1991 and at Integrated Genetics, Inc. from 1986 to 1989 where she directed molecular biology efforts in the development and expression of recombinant proteins. She received a Ph.D. in 1981 in microbiology at University of Virginia Medical School, and was a Postdoctoral Fellow at Harvard Medical School.
Kevin L. Reilly
Mr. Reilly has served as a director since July 2005. From 1984 through 2002, he served at Wyeth Inc. in a variety of capacities including as the Chairman and President of Wyeth-Ayerst’s Canadian operations, Area Vice President for Wyeth’s Pacific Canada Group, Group Vice President of the Pacific Rim Group, President of Wyeth Nutritionals International and most recently, as the President of Wyeth Vaccines and Nutrition. Under his leadership, he directed the accelerated growth of Wyeth’s worldwide vaccine and nutritional business. From 1973 to 1984, Mr. Reilly served as Senior Vice President for Connaught Laboratories with primary responsibilities of export operations and strategic development Mr. Reilly currently serves on the Board of Directors of the Immune Response Corporation. He is also a Trustee of the Board for the Sabin Vaccine Institute. Mr. Reilly received his M.B.A. from York University in Toronto. He is also a graduate of the Advanced Management Program at the Harvard Business School.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

EXECUTIVE OFFICERS
The executive officers of the Company and their respective ages and positions as of November 1, 2008 are as follows:

Name of Executive Officer	Age	Principal Occupation
James P. Panek	55	President, Chief Executive Officer and Principal Financial Officer
James P. Panek
Mr. Panek has served as our President and Chief Executive Officer since January 2007 and was named Principal Financial Officer in May 2008. He previously served as our Executive Vice President since September 2006 and Senior Vice President, Manufacturing Operations, since February 2002. From 1982 to 2001, Mr. Panek served in various capacities with Genentech, including Senior Vice President, Product Operations, and Vice President, Manufacturing, Engineering and Facilities, where he led the development of the world’s largest biotechnology manufacturing facility and was responsible for all operations involved in supplying products for preclinical, clinical, and commercial use. Mr. Panek led the development of manufacturing facilities that enabled FDA approval and launch of recombinant products to treat pediatric growth hormone deficiency (Nutropin Depot® and Protropin®), heart attack (TNKase™), non-Hodgkin’s lymphoma (Rituxan®) and breast cancer (Herceptin®). Mr. Panek was also responsible for the purification of Genentech’s human pharmaceuticals for clinical and commercial use, and led the successful start-up and licensure of operations for purification of Activase®, the first large-scale cell culture product approved by the FDA. Prior to joining Genentech, Mr. Panek spent six years with Eli Lilly in a variety of engineering and development positions. Mr. Panek received a B.S. and an M.S. in chemical engineering from the University of Michigan.
There is no family relationship between or among any of the executive officers or directors.
CORPORATE GOVERNANCE
Independence of The Board of Directors
While the Company is not currently listed on a national securities exchange, it has used the listing standards of the Nasdaq to evaluate the independence of its Board of Directors and the Board Committees. The Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as independent, as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of independent, including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Panek, the President, CEO and Principal Financial Officer of the Company.
Board of Directors meetings and committees
As required under Nasdaq listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of the Secretary, VaxGen, Inc. at 349 Oyster Point Boulevard South San Francisco, California 94080. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, Nominating and Governance Committee, or Strategic Transactions Committee.
The Board of Directors met twenty-one (21) times during the fiscal year ended December 31, 2007. With the exception of Mr. Gréco, all incumbent directors attended at least 75% of the aggregate of the in- person meetings of the Board of Directors and 75% of the meetings held by all committees on which they served, held during the period for which they were directors or committee members, respectively.

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Strategic Transactions Committee The following table provides membership and meeting information for fiscal year 2007 for each of the committees of the Board of Directors:

Strategic
			Transaction				Nominating &
Name	Audit		(7)		Compensation		Governance

Jack Anthony (1)			X		X
Franklin M. Berger, CFA (2)	X	*	X	*	X
Randall L-W. Caudill, D. Phil.	X		X		X
Lance K. Gordon, Ph.D. (3)
Michel Gréco					X		X	*
Myron M. Levine, M.D.							X
James P. Panek (4)
Kevin L. Reilly (5)	X				X	*	X
Eve Slater (6)							X

Total meetings in fiscal year	8		*	*	6		4

*	Committee Chairperson

**	The Strategic Transactions Committee met informally on a weekly and ad hoc basis during 2007.

(1)	Mr. Anthony joined the Board of Directors in May 2007 and resigned in October 2007. Mr. Anthony was appointed to the Strategic Transactions Committee and Compensation Committee in May 2007 and August 2007, respectively, and resigned from such committees in October 2007.

(2)	Mr. Berger ceased to be a member of the Compensation Committee in August 2007.

(3)	Dr. Gordon resigned from the Company’s Board of Directors in January 2007.

(4)	Mr. Panek joined the Board of Directors in January 2007.

(5)	Mr. Reilly was appointed as Chairperson of the Compensation Committee in October 2007.

(6)	Dr. Slater resigned from the Company’s Board of Directors effective August 2007.

(7)	The Strategic Transactions Committee disbanded in November 2007 and was reconstituted in May 2008.
Below is a description of each committee of the Board of Directors. Each committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Except as specifically described below, the Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.
audit committee The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; evaluates the cooperation received by the independent auditors during their audit examination; monitors the rotation of the partners of the independent auditors on the Company’s audit engagement team; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; discusses with management and the independent auditors the results of the annual audit of the financial statements and the timely reviews of quarterly financial information; considers and adopts, if appropriate, a policy regarding employment of individuals formerly employed by the independent auditors; reviews and discusses with management and the independent auditors disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s periodic reports filed with the Securities and Exchange Commission; reviews with management and independent auditors earnings press releases and financial information; reviews with management and the independent auditors the Company’s guidelines and policies regarding risk assessment and risk management, and steps taken by management to monitor and control risk exposure; reviews with management and the independent auditors any management or internal control letter issued or proposed to be issued by the independent auditors, as well as management’s response or any other written communication between the independent auditors and management; reviews with the independent auditors communications between representatives of such auditors and such auditors’ national office, regarding accounting or auditing issues; reviews with management and the independent auditors material conflicts or disagreements between management and the independent auditors regarding financial reporting, accounting practices or policies, and proposed resolutions of such conflicts or disagreements; considers and reviews with management correspondence with regulators or governmental agencies or published reports which raise material issues regarding the Company’s financial statements; reviews with counsel, management and the independent auditors significant regulatory, legal or accounting initiatives which impact the Company’s financial statements; reviews management’s efforts to ensure adherence to applicable laws, rules and the Company’s code of Conduct; investigates any matter brought to its attention if necessary or appropriate; prepares the report required by the SEC to be included in the Proxy Statement; annually reviews and reassesses the adequacy of the charter of the Audit Committee; and reports to the Board material issues that arise related to the quality or integrity of the Company’s financial statements, the performance of the independent auditors or other matters it deems appropriate and conducts an annual evaluation of its performance.
Three (3) directors comprise the current Audit Committee: Messrs. Berger, Reilly and DeStefano. The Audit Committee met eight (8) times during the fiscal year ended December 31, 2007. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.vaxgen.com; however, information found on our website is not incorporated by reference into this proxy statement. The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rules 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Berger qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. The Board of Directors made a qualitative assessment of Mr. Berger’s level of knowledge and experience based on a number of factors, including his formal education and experience as a research analyst employed by brokerage firms.
compensation committee The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and oversees the Company’s compensation policies, plans and programs, and reviews and determines the compensation to be paid to the Company’s executive officers and directors. In addition, the Compensation Committee prepares and reviews a report included in the Company’s annual proxy statement in accordance with the SEC’s rules and regulations. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves Directors’ changes in director and Committee member compensation and director retirement policies; administers the Company’s stock option plan, 401(k) plan and other similar programs; reviews the individual and corporate performance goals and objectives of the Company’s executive officers, as defined in Section 16 of the Exchange Act, and determines and approves the compensation and other terms of employment for such executive officers; reviews, discusses and assesses its own performance at least annually; and periodically reviews and assesses the adequacy of the charter of the Compensation Committee and proposes changes to the Board.
The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings. Three (3) directors comprise the current Compensation Committee: Messrs. Reilly and Berger and Dr. Rafield. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met six (6) times during the fiscal year ended December 31, 2007. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.vaxgen.com ; however, information found on our website is not incorporated by reference into this proxy statement.

nominating and governance committee The Nominating and Governance Committee of the Board of Directors (the “Nominating Committee”) is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board of Directors); selecting and recommending to the Board of Directors candidates for election to the board of directors; reviewing and making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors; reviewing and investigating conduct alleged to be in violation of the Company’s Code of Business Conduct and Ethics; reviewing and recommending changes to the Company’s Bylaws; reviewing and assessing the Company’s processes and procedures of providing information to the Board of Directors and its Committees; developing a set of corporate governance principles for the Company; reviewing, discussing and assessing performance of the Board and its Committees; annually recommending to the Board chairmanship and membership of each committee; reviewing with the CEO plans for succession to the office of the Company’s CEO and making recommendations to the Board with respect to selection of an appropriate successor; and annually reviewing, discussing and assessing its own performance and periodically reviewing and assessing the adequacy of the charter of the Nominating Committee. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.vaxgen.com; however, information found on our website is not incorporated by reference into this proxy statement. Three directors comprise the current Nominating Committee: Messrs. Berger, DeStefano and Reilly. All members of the Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating Committee met four (4) times during the fiscal year ended December 31, 2007.
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, possessing relevant experience in and knowledge of the biotechnology industry, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating Committee reserves the right to modify these qualifications from time to time. The Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote. To date, the Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 349 Oyster Point Boulevard, South San Francisco, California, 94080, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders or, if the date of the Annual Meeting of Stockholders has changed by more than 30 days from the prior year, then within a reasonable amount of time. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
strategic transactions committee
The Strategic Transactions Committee of the Board of Directors is responsible for identifying, reviewing and evaluating potential strategic transactions and alternatives thereto, in cooperation and consultation with the Company’s advisors, and making recommendations to the Board of Directors with regard to strategic transactions. Other than Mr. Panek, all members of the Strategic Transactions Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). Three directors comprise the Strategic Transactions Committee: Dr. Rafield and Messrs. DeStefano and Panek. The Strategic Transaction Committee met informally on a weekly and ad hoc basis during 2007 and continues to meet informally on a weekly and ad hoc basis in 2008.
Stockholder Communications with the Board of Directors
The Company provides an informal process for stockholders to send communications to our Board of Directors. Stockholders who wish to contact the Board of Directors or any of its members may do so by writing to VaxGen’s Secretary at 349 Oyster Point Boulevard, South San Francisco, California 94080. Correspondence directed to an individual member of the Board of Directors is referred, unopened, to that member at the next meeting of the Board of Directors.

Code of Ethics
The Company has adopted the VaxGen, Inc. Code of Business Conduct and Ethics, as revised, or Code, consolidating and restating the formerly separate Code of Business Conduct, Code of Ethics for Chief Executive Officer and Senior Financial Officers, and “Whistle-Blowing” and Complaint Policy. This Code applies to all officers, directors and employees. The Code is available on our website at www.vaxgen.com; however, information found on our website is not incorporated by reference into this proxy statement. If the Company makes any substantive amendments to the Code or grants any waiver from a provision of the Code to any executive officer or director, the Company intends to promptly disclose the nature of the amendment or waiver on its website.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, or 1934 Act, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Report of the Audit Committee of the Board of Directors(1)
The Committee. The Audit Committee of the Board of Directors consists of three non-employee directors named at the end of the Committee’s Report below. Each member of the Audit Committee is an independent director as defined by the current Nasdaq listing standards and the Company’s own standards.
Committee Report. The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for fiscal year ended December 31, 2007.
The Committee reviewed and discussed the Company’s 2007 audited consolidated financial statements with management and PricewaterhouseCoopers LLP, or PwC, the Company’s independent registered public accounting firm, with and without management present. The Committee included in its review results of the independent registered public accounting firm’s examinations and the quality of the Company’s financial reporting. The Committee also reviewed Company procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company’s Chief Executive Officer and Principal Financial Officer that are required in periodic reports filed by the Company with the SEC.
The Audit Committee also discussed with PwC matters relating to the auditors’ judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by Statement of Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee discussed with PwC their independence from management and the Company, as well as the matters in the written disclosures received from PwC and required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee received a letter from PwC confirming their independence and discussed it with them. The Audit Committee discussed and reviewed with PwC critical accounting policies and practices, internal controls, other material written communications to management, and the scope of PwC audits and all fees paid to PwC during the fiscal year. The Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by PwC for the Company. The Audit Committee has reviewed and considered the compatibility of PwC’s performance of non-audit services with the maintenance of PwC’s independence as the Company’s independent registered public accounting firm.
Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.
The Audit Committee regularly reviews the performance of and its relationship with its independent registered public accounting firm. As part of that review process, the Audit Committee considered PwC and two other independent accounting firms to serve as the Company’s independent registered public accounting firm in 2008. At the conclusion of that process, the Audit Committee decided to retain PwC as its independent registered public accounting firm for the year ending December 31, 2007. The Audit Committee is submitting the selection of PwC to the stockholders for ratification, as a matter of good corporate practice; see Proposal 2 in this Notice of 2008 Annual Meeting of Stockholders.
SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:
Franklin M. Berger, Chair
Paul DeStefano
Kevin L. Reilly

[1]
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Securities Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. PwC has previously audited the Company’s financial statements. Representatives of PwC are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC AS VAXGEN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.
Principal Accounting Fees and Services
The following table represents aggregate fees billed to the Company for work performed during the years ended December 31, 2007 and 2006, by PricewaterhouseCoopers LLP, or PwC, the Company’s Independent Registered Public Accounting Firm during those years, respectively (in thousands):

	Year Ended
	December 31,
	2007	2006
Audit Fees (1)	$2,653	$2,115
Audit-Related Fees	—	—
Tax Fees (2)	38	42
All Other Fees (3)	1	86

Total Fees	$2,692	$2,243

(1)	Includes fees for services that normally would be provided by an independent registered public accounting firm in connection with regulatory filings. Also includes fees necessary to perform an audit or review in accordance with auditing standards generally accepted in the United States of America and fees for services that generally only the independent registered public accounting firm can reasonably provide. Audit fees billed to the Company by PwC for the year ended December 31, 2007 include amounts for work performed in 2007 related to the audit of the Company’s financial statements for the years ended December 31, 2007, 2006, 2005 and 2004, as well as fees for services provided in 2007 related to the filing of the Company’s registration statements on Forms S-1 and S-4. Audit fees billed to the Company by PwC for the year ended December 31, 2006 include amounts for work performed in 2006 related to the audit of the Company’s financial statements for the years ended December 31, 2006, 2005 and 2004 and the re-audit of the Company’s financial statements for the years ended December 31, 2003, 2002 and 2001. As of December 31, 2006, the 2006, 2005 and 2004 audits had not been completed. As of December 31, 2007, the 2006 and prior year audits were completed.

(2)	Consists primarily of fees for the preparation of federal and state tax returns for certain expatriate employees.

(3)	In 2007 and 2006, amounts include $1,000 of fees for research software services. In 2006, the amount included fees for services provided to assist the Company with work performed for Celltrion and to assist the Company in preparing a claim under its 2003 Anthrax Contract relating to costs incurred for the termination of an agreement with a subcontractor.
All fees described above were approved by the Audit Committee. Under the provisions of the revised Audit Committee Charter which was adopted in March 2004 and subsequently approved by the full Board of Directors, the Audit Committee may approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that, except as otherwise required by applicable law, rule or regulation, (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder, and (z) provided that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent registered public accounting firm is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approvals shall be presented to the Committee at its next scheduled meeting, and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of subsections (x) and (y) above. The Audit Committee has determined that the rendering of the services other than audit services by PwC is compatible with maintaining the independent registered public accounting firms’ independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of November 1, 2008 by: (i) each director; (ii) the Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. Unless otherwise noted, the address for the person or entity listed in the table is c/o VaxGen, Inc., 349 Oyster Point Blvd., South San Francisco, California, 94080:
Beneficial Ownership (1)

	Number of	Percent of
Beneficial Owner	Shares	Total
Entities affiliated with Gruber & McBaine Capital Management, LLC, 50 Osgood Place, Penthouse, San Francisco, CA, 94133 (2)	6,254,015	18.9
Entities affiliated with SAC Capital Advisors, LLC, 72 Cummings Point Road, Stamford, Connecticut 06902 (3)	2,120,070	6.4
Entities affiliated with QVT Financial LP, 1177 Avenue of the Americas, 9th Floor, New York, NY, 10036 (4)	1,707,400	5.2
Entities affiliated with Stonepine Capital, L.P., 220 Halleck Street, Suite 220, San Francisco, CA 94129 (5)	1,801,828	5.4
Entities affiliated with ROI Capital Management, Inc., 300 Drakes Landing Road, Suite 175, GreenBrae, CA 94904 (6)	1,819,300	5.5

Directors and Executive Officers
Franklin M. Berger, Director (7)	48,227	*
Paul DeStefano, Director (7)	3,750	*
James P. Panek, President, CEO, Principal Financial Officer and Director (7)	324,998	*
Lori Rafield, Director (7)	3,750	*
Kevin Reilly, Director (7)	23,957	*
Lance K. Gordon, Former CEO and president (7) (8)	575,000	1.7
Matt Pfeffer, Former Senior Vice President, Finance and Administration and Chief Financial Officer (7) (8)	320,000	*
Piers Whitehead, Former Vice President , Corporate and Business Development (7) (8)	316,250	*
Marc J. Gurwith, Former Senior Vice President, Medical Affairs (7) (8)	322,500	*
Roland Lance Ignon, Former Vice President, Corporate Affairs (7) (8)	269,935	*

All executive officers and directors as a group (5 persons) (7)	404,682	1.2

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,106,523 shares outstanding on November 1, 2008 adjusted as required by rules promulgated by the SEC.

(2)	Gruber & McBaine Capital Management, LLC, or GMCM, is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Stock. Jon D. Gruber, or Gruber, and J. Patterson McBaine, or McBaine, are the Managers, controlling persons and portfolio managers of GMCM. Lagunitas Partners is an investment limited partnerships of which GMCM is the general partner.

(3)	SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen own directly no shares. Pursuant to investment management agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and CR Intrinsic Investors. CR Intrinsic Investments is a wholly-owned subsidiary of SAC Capital Associates. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 301,890 Shares (constituting approximately 0.9% of the shares outstanding); and (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 1,818,180* shares (constituting approximately 5.5%* of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement, and SAC Capital Associates disclaims beneficial ownership of any securities held by CR Intrinsic Investments.

(4)	QVT Financial LP (“QVT Financial”) is the investment manager for the several funds (each a “Fund” and collectively, the “Funds”), which beneficially own an aggregate amount of 1,707,400 shares of Common Stock, consisting of 153,855 shares of Common Stock owned by Quintessence Fund L.P., 311,423 shares owned by QVT Associates LP, 737,734 shares owned by QVT Overseas Ltd., 306,649 shares owned by QVT Global II L.P. and 54,127 shares owned by Quintessence Global II L.P. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 143,612 shares of Common Stock. QVT Financial has the power to direct the vote and disposition of the Common Stock held by each of the Funds and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 1,707,400 shares of Common Stock, consisting of the shares owned by each of the Funds and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of Common Stock reported by QVT Financial. Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the shares of Common Stock owned by each of the Funds.

(5)	The shares are owned by Stonepine Capital, L.P., a partnership for which Stonepine Capital Management LLC serves as an investment adviser.

(6)	ROI Capital Management, Inc (ROI), is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Stock. Mitchell J. Soboleski and Mark T. Boyer are the controlling persons of ROI. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) ROI, Mr. Soboleski and Mr. Boyer may be deemed to own beneficially 1,819,300 Shares.

(7)	Includes options under the Company’s stock option plans potentially exercisable within 60 days of November 1, 2008 for the following number of shares: Mr. Berger — 48,227; Mr. DeStefano — 3,750; Mr. Panek — 324,998; Dr. Rafield — 3,750; Mr. Reilly — 23,957; Dr, Gordon — 575,000; Mr. Pfeffer — 320,000; Mr. Whitehead — 316,250; Dr. Gurwith — 322,500; Mr. Ignon — 269,935; and all current executive officers and directors as a group — 404,682.

(8)	Dr. Gordon’s employment with the Company terminated in January 2007; Mr. Pfeffer’s employment with the Company terminated in April 2008, Mr. Whitehead’s employment with the Company terminated in August 2008, Dr. Gurwith’s employment with the Company terminated in November 2007 and Mr. Ignon’s employment with the Company terminated in September 2007.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
report of the compensation committee of the board of directors on executive compensation(1)
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and this proxy statement; see Executive Compensation and Related Information in this Notice of 2008 Annual Meeting of Stockholders for complete Compensation Discussion and Analysis.
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:
Lori Rafield, Chairperson
Franklin M. Berger
Kevin Reilly
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2007, none of the members of our Compensation Committee was, at any time since our formation, an officer or employee of VaxGen. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Company’s executive compensation program is intended to align executive goals and rewards with the Company and stockholder goals and progress. This description of compensation policies and practices applies to the Company’s Chief Executive Officer, former Senior Vice President, Finance and Administration and Chief Financial Officer, and former Vice President of Corporate and Business Development, who, together with the Company’s former Chief Executive Officer, former Senior Vice President, Medical Affairs and Chief Medical Officer and former Vice President, Corporate Affairs, are collectively referred to as the Named Executive Officers or NEOs.
Role of our Compensation Committee
The Compensation Committee acts on behalf of the Board in fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company’s executive officers and directors; compensation includes salary, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans. The Compensation Committee is composed entirely of non-employee directors.
Historically, the Compensation Committee has evaluated corporate performance objectives and made or proposed adjustments to annual compensation and determined bonus and equity awards at one or more meetings held during the first quarter of the year or at the end of the preceding year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the evaluation of performance objectives and the determination of compensation levels. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which proposes to the Board adjustments to his compensation as well as awards to be granted.

[1]	The material in this report is not soliciting material,” is furnished to, but not deemed filed” with, the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Securities Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Program Objectives
The Company’s executive compensation program is designed to achieve the following objectives:
•	attract and retain talented and experienced executives in an extremely competitive labor market of biotechnology companies located in Northern California;

•	motivate and reward key contributors whose knowledge, skills and performance are critical to growing our business and advancing our programs;

•	provide a compensation package that includes performance-based rewards and aligns rewards with accomplishment of objectives;

•	provide performance-based rewards for the accomplishment of planned Company’s and/or individual’s achievement of goals;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to the Company’s progress and achievement of corporate goals; and

•	foster teamwork and a shared commitment among executives to overall corporate progress by aligning the Company’s and their individual goals.
Components of the Executive Compensation Program
For 2007, the principal components of the Company’s executive compensation program consisted of:
•	base salary;

•	eligibility for an annual cash bonus;

•	eligibility for a special executive retention bonus timed to align with a strategic transaction;

•	equity incentives in the form of stock options;

•	severance protection; and

•	other components of executive compensation.
Base Salary. Base salary is intended to enable the Company to attract and retain executives with greater than average experience and skills, when compared to comparable biotechnology companies. For each executive position, the Company sets as its target base compensation between the 50th and 75th percentile of compensation compared to peer company data for benchmarked, comparable positions.
Annual Cash Bonus. Cash bonuses reward accomplishment of annual Company goals critical to the achievement of its long-term goals and the individual’s achievement of functional and departmental goals for the functional organization that he or she manages. The Compensation Committee determines eligibility for annual cash bonuses by reference to target bonus amounts established for each executive position.
Executive Retention Bonus. For 2007 only, the Compensation Committee approved a special bonus in connection with a contemplated strategic transaction, which was intended to supplement the normal cash bonus and provide extra retention incentive in view of an anticipated strategic transaction following completion of which the retention of these certain executives was either known not to be likely or was uncertain. The retention bonus is comprised of two payments, each 20% of the eligible executive’s base salary, contingent upon their continued employment on June 30, 2007 and as of the date of the stockholder vote to approve a strategic transaction, respectively.
Stock Options. The Company grants stock options to its executives, as well as its employees, to provide long-term incentives that align the interests of its employees with the achievement of the Company’s long-term development programs and the interests of our stockholders over the long term. Given the time periods involved in biopharmaceutical development, the Company believes that these long-term incentives are critical to the Company’s success. The fair market value of our grants of equity awards is generally the closing price of our common stock on the effective date of approval of the grant by the Board or Compensation Committee.

Severance Protection. The Company may make Termination and Change in Control payments to certain of its executive officers under certain circumstances. The Company determined that peer companies commonly offered comparable benefits. Given the risks associated with the biopharmaceutical industry and the increasing frequency of acquisitions in the industry, the Compensation Committee continues to believe that severance protection is necessary to attract and retain qualified executives. These potential benefits are more fully described below in the Potential Payments Upon Termination or Change in Control table.
Other Components of Executive Compensation Program. The remaining components of the Company’s executive compensation program, like its broader employee compensation programs, are intended to make the Company’s overall compensation program competitive with those of its peer companies and include a 401(k) Plan, health insurance and life and disability insurance plans which are available to all Company employees.
The Company utilizes short-term compensation, including base salary and cash bonuses, to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, to meet competitive market conditions, and to motivate and reward key executives to perform. The Company may award annual performance bonuses of up to a percentage of the employee’s base salary depending upon achievement of annual goals and objectives. In 2007, the target bonus for each of the Named Executive Officers was up to 30% of base salary. In addition, equity incentives, through the grant of stock options, are designed to directly align interests of the executive officers with the interests of the stockholders over the long term and encourage the growth of stockholder value through upside potential. The Company addressed this through maintenance of equity ownership levels for the Chief Executive Officer consistent with market comparisons.
Competitive Market Review
The Compensation Committee annually reviews executive compensation of the Named Executive Officers with those reported for peer companies in the Northern California biotechnology industry to ensure that total compensation (base salary, annual bonus targets and stock ownership) is market competitive, based on business and individual performance, as well as fair, based on internal equity in pay practices. The Company participates in an annual, national survey of executive compensation of approximately 550 biotechnology companies conducted by Radford Surveys + Consulting, a business unit of AON.
The group of peer companies is selected annually and updated based on the criteria of similarly-sized companies by market capitalization, employee size, stage of development, and companies with which the Company regularly competes for talent. There were thirty-three public biotechnology and biopharmaceutical companies in the selected peer group for the 2007 compensation review and benchmarking process: Affymax, Inc., Avigen, Sciclone Pharmaceuticals, Alexza Pharmaceuticals, Cytokinetics, Nuvelo, Onyx Pharmaceuticals, Pharmacyclics, Renovis, Titan Pharmaceuticals, Xenoport, Aradigm, Cerus, Cotherix, Durect, Dynavax Technologies, Maxygen, Sunesis Pharmaceuticals, Supergen, Xenogen, Kosan Biosciences, Genelabs Technologies, Tercica, Threshold Pharmaceuticals, Cell Genesys, Telik, Rigel, Theravance, Connetics, Intermune, Genitope, CV Therapeutics and Exelixis.
As the Company competes with larger biotechnology and pharmaceutical companies for talent in Northern California, a very competitive labor market, the Company’s philosophy is to use a guideline base compensation target generally between the 50th and 75th percentile of compensation compared to peer company data for benchmarked, comparable positions. This approach applies to the Named Executive Officers and generally to all positions company-wide, except that individual pay may range substantially below or above those percentiles depending upon job function, scope of responsibility, individual performance and experience, skills, contribution, and market factors when, in the judgment of management and/or the Compensation Committee, as appropriate, the value of the individual’s experience, performance and specific skill set justifies variation. In this way, competitively superior pay is given to those who earn it. As a result, the greatest retention value has been invested in the strongest performers.
Performance and Compensation Process
At the beginning of each year, the Board of Directors in consultation with the Chief Executive Officer establishes corporate goals that it believes are the most significant objectives for the Company in the upcoming year and that are critical to the success of the Company in the short and long term. These corporate goals normally include departmental, functional goals as well as project-based, cross-functional goals. These corporate goals typically include associated timelines and are normally reviewed and may be updated or adjusted by the Board of Directors in consultation with the Chief Executive Officer at mid- year, if determined appropriate. In 2007, the corporate goals primarily revolved around an anticipated strategic transaction, but also included certain financial reporting goals connected with becoming current in SEC filings and remediating SOX deficiencies. The Company does not disclose the specific target levels for its performance goals as they contain competitively sensitive information and are not material to an understanding of compensation awards to the Named Executive Officers.

The Compensation Committee considers actual results against the specific deliverables associated with the corporate goals, the extent to which each goal was a significant stretch goal for the organization, whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results, and the extent to which economic assumptions underlying the performance targets were accurate. The corporate goals established by the Board in 2007 were intended to be moderately difficult to achieve. In reviewing performance against these “stretch” goals, the Compensation Committee realized that the achievement of the planned performance would be very difficult. Final determinations in regards to achievement of corporate goals for any given year are typically done in Committee meetings in the following year.
The Chief Executive Officer’s performance is evaluated solely against achievement of the corporate goals, while the other Named Executive Officers’ performance is evaluated based 50% on the achievement of corporate goals and 50% upon achievement of specific individual goals related to the executive officers’ functional responsibilities. At the end of each year, the Chief Executive Officer and the other Named Executive Officers typically prepare a written self-assessment of their individual performance during the year, which is considered by their supervisor or in the case of the Chief Executive Officer, the Compensation Committee and the Board as part of the full assessment of performance. For the other Named Executive Officers, the Chief Executive Officer presents to the Compensation Committee management’s assessment of each named executive officer’s performance during the year, including the level of achievement of such individual’s specific goals and a summary of the accomplishments in the related functional area of responsibility, including mitigating factors in some cases and/or areas of significant accomplishment not anticipated in the goals. The Compensation Committee reviews and assesses the achievement of the corporate goals and, to the extent applicable, the individual accomplishments of the Named Executive Officers, in formulating annual compensation recommendations to the Board of Directors.
In determining the long-term incentive component of executive compensation, the Compensation Committee considers the Company’s performance and the attainment of individual performance goals, the value of similar incentive awards given to executive officers of comparable companies, the awards given to the Named Executive Officers in past years, and percentage ownership which is vested and unvested. Only executive officers who were still employed by the Company when the Compensation Committee approved the payment of these sums were eligible to receive these stock option awards and cash bonuses.
James P. Panek, President, Chief Executive Officer and Principal Financial Officer
Actions for 2005
•	Annual Performance Bonus. In February 2007, the Board of Directors awarded Mr. Panek a cash bonus of $55,000 related to 2005 performance (based upon achievement of the majority of corporate and his individual goals) representing 20% of his 2005 base salary.
Actions for 2006
•	Base Salary. In July 2006, the Board of Directors approved a $16,110 increase in 2006 base salary to $284,608, retroactive to January 1, 2006, which represents a 6% increase from the prior year’s salary to provide for the estimated increase to maintain target market level compensation. In August 2006, the Board of Directors approved an additional $20,392 increase in 2006 base salary to $305,000, effective August 1, 2006, which represents an additional 7% increase in recognition of his promotion from Senior Vice President to Executive Vice President and the addition of new responsibilities.

•	Annual Performance Bonus. In February 2007, the Board of Directors awarded Mr. Panek a cash bonus of $45,750 related to 2006 performance (based solely upon achievement of his individual goals) representing 15% of his 2006 base salary.

Actions for 2007
•	Base Salary. In January 2007, based on the recommendation of the Compensation Committee and in recognition of his promotion to the position of President and Chief Executive Officer, the Board of Directors approved a $85,000 increase in 2007 base salary to $390,000 effective January 1, 2007, which represents a 28% increase from the prior year’s salary.

•	Equity Incentives. In February 2007, the Compensation Committee granted Mr. Panek stock options exercisable for 120,000 shares with an exercise price of $2.23 per share in recognition of his promotion to President and Chief Executive Officer following Dr. Gordon’s resignation in January 2007 as well as his performance for 2006. The stock options vest in 48 equal monthly installments over the four (4) year period beginning on February 12, 2007. Also, in February 2007, the Compensation Committee awarded Mr. Panek stock options exercisable for 60,000, 60,000 and 60,000 shares each with an exercise price of $2.23 per share in lieu of annual grants in 2004, 2005 and 2006, respectively. These options were granted with effective vesting from March 1 of the respective year. Thus, the 2004, 2005 and 2006 grants were vested 75%, 50% and 25%, respectively, on the grant date of February 12, 2007 with the remaining balances vesting monthly over their respective remaining terms. Additionally, in February 2007, the Board of Directors implemented an option exchange program allowing current executive officers, at their election, to exchange all of their existing stock options for new options, at a ratio of one (1) new option share for each four (4) exchanged option shares, with vesting re-starting as of the date of the exchange. Mr. Panek elected to participate and received 40,000 new options in exchange for 160,000 old options, a reduction of 120,000 options. In February 2007, Mr. Panek also received retention incentives in the form of stock options and potential retention bonus payments as more fully described under “Executive Retention Program” below.

•	Annual Performance Bonus. In 2008, the Board of Directors awarded Mr. Panek a cash bonus of $19,500 related to achievement of 2007 corporate goals, representing 5% of his 2007 base salary.
Matthew J. Pfeffer, Former Senior Vice President, Finance and Administration and Chief Financial Officer
Actions for 2006
•	Base Salary and Equity Incentives. Mr. Pfeffer joined the Company in March 2006 with a base salary of $275,000 and received a new hire grant for stock options exercisable for 120,000 shares with an exercise price of $8.58 per share. The stock options vest 25% upon Mr. Pfeffer’s completion of one (1) year of service on March 30, 2007 and the remaining balance of the stock options vest in 36 equal monthly installments over the ensuing three (3) year period.

•	Annual Performance Bonus. In February 2007, the Board of Directors awarded Mr. Pfeffer a cash bonus of $41,250 related to 2006 performance (based solely upon achievement of his individual goals) representing 15% of his 2006 base salary.
Actions for 2007
•	Base Salary. In January 2007, based on the recommendation of the Compensation Committee, the Board of Directors approved a $25,000 increase in 2007 base salary to $300,000 effective January 1, 2007, which represents a 9% increase from the prior year’s salary.

•	Equity Incentives. In February 2007, the Compensation Committee granted Mr. Pfeffer stock options exercisable for 90,000 shares with an exercise price of $2.23 per share. The stock options vest in 48 equal monthly installments over the four (4) year period beginning on February 12, 2007. Additionally, in February 2007, the Board of Directors implemented an option exchange program allowing current executive officers, at their election, to exchange all of their existing stock options for new options, at a ratio of one (1) new option share for each four (4) exchanged option shares, with vesting re-starting as of the date of the exchange. Mr. Pfeffer elected to participate and received 30,000 new options in exchange for 120,000 old options, a reduction of 90,000 options. In February 2007, Mr. Pfeffer also received retention incentives in the form of stock options and potential retention bonus payments as more fully described under “Executive Retention Program” below.

•	Annual Performance Bonus. In 2008, the Board of Directors awarded Mr. Pfeffer a cash bonus of $45,000 related to 2007 performance (based solely upon achievement of his individual goals) representing 15% of his 2007 base salary.
Piers C. Whitehead, Former Vice President, Corporate and Business Development
Actions for 2005
•	Annual Performance Bonus. In February 2007, the Board of Directors awarded Mr. Whitehead a cash bonus of $55,000 related to 2005 performance (based upon achievement of the majority of corporate and his individual goals) representing 21% of his 2005 base salary.

Actions for 2006
•	Base Salary. In July 2006, the Board of Directors approved a $11,577 increase in 2006 base salary to $268,827, retroactive to January 1, 2006, which represents a 5% increase from the prior year’s salary to provide for the estimated increase to maintain target market level compensation.

•	Annual Performance Bonus . In February 2007, the Board of Directors awarded Mr. Whitehead a cash bonus of $40,324 related to 2006 performance (based solely upon achievement of his individual goals) representing 15% of his 2006 base salary.
Actions for 2007
•	Base Salary. In January 2007, based on the recommendation of the Compensation Committee, the Board of Directors approved an $11,173 increase in 2007 base salary to $280,000 effective January 1, 2007, which represents a 4% increase from the prior year’s salary.

•	Equity Incentives. In February 2007, the Compensation Committee granted Mr. Whitehead stock options exercisable for 45,000 shares with an exercise price of $2.23 per share. The stock options vest in 48 equal monthly installments over the four (4) year period beginning on February 12, 2007. Also, in February 2007, the Compensation Committee awarded Mr. Whitehead stock options exercisable for 45,000, 45,000 and 45,000 shares, respectively, each with an exercise price of $2.23 per share in lieu of annual grants in 2004, 2005 and 2006, respectively. These options were granted with effective vesting from March 1 of the respective year. Thus, the 2004, 2005 and 2006 grants were vested 75%, 50% and 25%, respectively, on the grant date of February 12, 2007 with the remaining balances vesting monthly over their respective remaining terms. Additionally, in February 2007, the Board of Directors implemented an option exchange program allowing current executive officers, at their election, to exchange all of their existing stock options for new options, at a ratio of one (1) new option share for each four (4) exchanged option shares, with vesting re-starting as of the date of the exchange. Mr. Whitehead elected to participate and received 36,250 new options in exchange for 145,000 old options, a reduction of 108,750 options. In February 2007, Mr. Whitehead also received retention incentives in the form of stock options and potential retention bonus payments as more fully described under “Executive Retention Program” below.

•	Annual Performance Bonus. In 2008, the Board of Directors awarded Mr. Whitehead a cash bonus of $28,000 related to 2007 performance (based solely upon achievement of his individual goals) representing 10% of his 2007 base salary.
Lance K. Gordon, Ph.D., Former President and Former Chief Executive Officer
Actions for 2006
•	Base Salary. In July 2006, the Board of Directors approved a $20,000 increase in 2006 base salary to $420,000, retroactive to January 1, 2006, which represents a 5% increase from the prior year’s salary to provide for the estimated increase to maintain target market level compensation.

•	Annual Performance Bonus. No bonus was awarded to Dr. Gordon for 2006 performance.

•	Equity Incentives. No options were granted to Dr. Gordon in 2006.
Actions for 2007
•	Dr. Gordon resigned from the Company in January 2007. See footnote to Potential Payments upon Termination or Change in Control table below for actions taken in 2007 regarding termination payments to Dr. Gordon.
Marc J. Gurwith, M.D., Former Senior Vice President, Medical Affairs and Former Chief Medical Officer
Actions for 2005
•	Annual Performance Bonus. In February 2007, the Board of Directors awarded Dr. Gurwith a cash bonus of $55,000 related to 2005 performance (based upon achievement of the majority of corporate and his individual goals) representing 21% of his 2005 base salary.
Actions for 2006
•	Base Salary. In July 2006, the Board of Directors approved a $13,409 increase in 2006 base salary to $281,579, retroactive to January 1, 2006, which represents a 5% increase from the prior year’s salary to provide for the estimated increase to maintain target market level compensation.

•	Annual Performance Bonus. In February 2007, the Board of Directors awarded Dr. Gurwith a cash bonus of $42,237 related to 2006 performance (based solely upon achievement of his individual goals) representing 15% of his 2006 base salary.

Actions for 2007
•	Dr. Gurwith was terminated without cause in November 2007. See footnote to Potential Payments upon Termination or Change in Control table below for actions taken in 2007 regarding termination payments to Dr. Gurwith.

•	Base Salary. In January 2007, based on the recommendation of the Compensation Committee, the Board of Directors approved an $8,421 increase in 2007 base salary to $290,000 effective January 1, 2007, which represents a 3% increase from the prior year’s salary.

•	Equity Incentives. In February 2007, the Compensation Committee granted Dr. Gurwith stock options exercisable for 45,000 shares with an exercise price of $2.23 per share. The stock options vest in 48 equal monthly installments over the four (4) year period beginning on February 12, 2007. Also, in February 2007, the Compensation Committee awarded Dr. Gurwith stock options exercisable for 45,000, 45,000 and 45,000 shares, each with an exercise price of $2.23 per share in lieu of annual grants in 2004, 2005 and 2006, respectively. These options were granted with effective vesting from March 1 of the respective year. Thus, the 2004, 2005 and 2006 grants were vested 75%, 50% and 25%, respectively, on the grant date of February 12, 2007 with the remaining balances vesting monthly over their respective remaining terms. Additionally, in February 2007, the Board of Directors implemented an option exchange program allowing current executive officers, at their election, to exchange all of their existing stock options for new options, at a ratio of one (1) new option share for each four (4) exchanged option shares, with vesting re-starting as of the date of the exchange. Dr. Gurwith elected to participate and received 42,500 new options in exchange for 170,000 old options, a reduction of 127,500 options. In February 2007, Dr. Gurwith also received retention incentives in the form of stock options and potential retention bonus payments as more fully described under “Executive Retention Program” below.
Roland Lance Ignon, Former Vice President, Corporate Affairs
Actions for 2005
•	Annual Performance Bonus. In February 2007, the Board of Directors awarded Mr. Ignon a cash bonus of $50,000 related to 2005 performance (based upon achievement of the majority of corporate and his individual goals) representing 28% of his 2005 base salary.
Actions for 2006
•	Base Salary. In July 2006, the Board of Directors approved a $45,000 increase in 2006 base salary to $245,000, retroactive to January 1, 2006, which represents a 23% increase from the prior year’s salary to provide for the estimated increase to maintain target market level compensation.

•	Annual Performance Bonus. In February 2007, the Board of Directors awarded Mr. Ignon a cash bonus of $36,750 related to 2006 performance (based solely upon achievement of his individual goals) representing 15% of his 2006 base salary.
Actions for 2007
•	Mr. Ignon was terminated without cause in September 2007. See footnote to Potential Payments upon Termination or Change in Control table below for actions taken in 2007 regarding termination payments to Mr. Ignon.

•	Base Salary. In January 2007, based on the recommendation of the Compensation Committee, the Board of Directors approved a $10,000 increase in 2007 base salary to $255,000 effective January 1, 2007, which represents a 4% increase from the prior year’s salary.

•	Equity Incentives. In February 2007, the Compensation Committee granted Mr. Ignon stock options exercisable for 40,000 shares with an exercise price of $2.23 per share. The stock options vest in 48 equal monthly installments over the four (4) year period beginning on February 12, 2007. Also, in February 2007, the Compensation Committee awarded Mr. Ignon stock options exercisable for 30,000, 30,000 and 40,000 shares, each with an exercise price of $2.23 per share in lieu of annual grants in 2004, 2005 and 2006, respectively. These options were granted with effective vesting from March 1 of the respective year. Thus, the 2004, 2005 and 2006 grants were vested 75%, 50% and 25%, respectively, on the grant date of February 12, 2007 with the remaining balances vesting monthly over their respective remaining terms. Additionally, in February 2007, the Board of Directors implemented an option exchange program allowing current executive officers, at their election, to exchange all of their existing stock options for new options, at a ratio of one (1) new option share for each four (4) exchanged option shares, with vesting re-starting as of the date of the exchange. Mr. Ignon elected to participate and received 29,925 new options in exchange for 119,700 old options, a reduction of 89,775 options. In February 2007, Mr. Ignon also received retention incentives in the form of stock options and potential retention bonus payments as more fully described under “Executive Retention Program” below.

Equity Grant Practices
Our equity grant date practices require that stock options and other equity compensation have prices determined based on the fair market value on the date of grant. The fair market value of our grants of equity awards is the closing price of our common stock on the effective date of approval of the grant by the Board or Compensation Committee. In February 2006, the Board of Directors authorized a modification to options held by employees who left the Company such that they would be permitted to exercise their options up to 90 days after the date the Company becomes listed on a national stock exchange or the date on which the Company is able to issue new registered shares of common stock. The Company issues new shares upon the exercise of options. Such modification also applies to the executive officers of the Company.
Option Exchange Program
In February 2007, the Board implemented an option exchange program in which current executive officers were able to exchange all of their existing stock options for new options, at a ratio of one (1) new option share for each four (4) exchanged option shares, with vesting re-starting as of the date of the exchange, and the exercise price of the new options equal $2.23 per share, the fair market value of one share of our common stock on February 12, 2007. All eligible executive officers elected to participate in the program.
Executive Retention Program
In February 2007, the Board, at the recommendation of its Compensation Committee, adopted an executive retention program. The Board determined that it was imperative to retain the Company’s current executives to negotiate and execute any potential transaction that was in the best interests of stockholders. The retention program consists of a special stock option award and conditional cash payments.
Special retention stock option awards were granted to the Company’s current executives effective February 12, 2007 with an exercise price of $2.23, the closing market price of the Company’s common stock on that date. Each option award will vest monthly on a pro-rata basis over a 48-month period in accordance with the Company’s normal option vesting policy.
The respective awards are as shown below:

Number of
Name	Shares
James P. Panek	200,000
Matthew J. Pfeffer	200,000
Piers C. Whitehead	100,000
Marc J. Gurwith, M.D.	100,000
Roland Lance Ignon	100,000
The cash retention bonus payments under the retention program comprises two parts, each dependent upon the executive remaining a regular full-time employee of the Company in good standing at the time the condition is met. In addition, the second of the two retention bonus payments of the same amount would be made only to the extent its amount exceeds the intrinsic value of the then exercisable special retention stock options awarded under this program. The first payments under this program were made in July 2007 and the second and final payments in the amounts shown were made in 2008.
The amount of each retention bonus is shown below:

	Retention
	Bonus
Name	Payments
James P. Panek	$78,000
Matthew J. Pfeffer	60,000
Piers C. Whitehead	56,000
Marc J. Gurwith, M.D.	58,000	(1)
Roland Lance Ignon	51,000	(2)

(1)	Dr. Gurwith was terminated without cause in November 2007 and received the second retention bonus in the amount of $58,000 in 2008, as part of his separation agreement.

(2)	Mr. Ignon received a pro-rated bonus of $48,059 in July 2007 due to his part-time employment period. Additionally, Mr. Ignon was terminated without cause in September 2007 and received a pro-rated portion of the second retention bonus in the amount of $13,770 upon his termination.

Employment Agreements
In September 2006, the Company entered into an Amended and Restated Employment Agreement, or Amended Agreements, with each of its then-current executive officers, as follows: Lance K. Gordon, President and CEO; Matthew J. Pfeffer, Senior Vice President, Finance and Administration and CFO; James P. Panek, Executive Vice President; Marc J. Gurwith, M.D., Senior Vice President, Medical Affairs and Chief Medical Officer; Piers C. Whitehead, Vice President, Corporate and Business Development; and Roland Lance Ignon, Vice President, Corporate Affairs. The Amended Agreements conform all past agreements to the form of agreement currently in use. As such, they replaced and superseded any prior employment agreement between each such executive and VaxGen. Both the prior and current agreements entitled the Company’s executive officers to similar amounts of benefits. In addition, as per both the Amended Agreement and previous employment agreements, each executive is eligible, subject to the discretion of VaxGen’s Board of Directors, to receive an annual performance bonus of up to 30 percent of his annual base salary.
Pursuant to the Amended Agreement, each executive’s employment relationship is at-will. As such, each executive’s employment and/or the Amended Agreement may be terminated with or without cause and with or without advance notice, at any time by either executive or by VaxGen. If an executive’s employment with VaxGen is terminated without cause, or the executive resigns due to reason(s) defined in the Amended Agreement as Good Reason Resignation, or Good Reason, the executive would be entitled to receive as severance 12 months of his base salary as then in effect, less standard withholdings and deductions, and all of the executive’s outstanding unvested stock options or other equity awards would be accelerated and become immediately exercisable. If an executive’s employment is terminated without cause or if he resigns for Good Reason within 13 months of a change of control, as defined in the Amended Agreement, then in addition to the benefits described in the previous sentence, the executive will also be eligible to receive a bonus payment equal to up to 30 percent of his salary on a prorated basis, provided that such bonus payment was not already paid for the year of termination.
Good Reason Resignation includes resignation due to (1) a material breach of any of the terms of the Amended Agreement by the Company which causes material harm to the executive and which continues to be unresolved after 30 days; (2) demotion of the executive; (3) a significant relocation of the executive’s place of work; (4) a reduction of the executive’s salary or performance bonus potential; (5) a material reduction in the employee benefits made available to the executive; or (6) the failure of a successor company to assume the obligations of the Amended Agreement; all as defined in the Amended Agreement.
Under the terms of the Amended Agreement, each of the executives will also enter into an indemnity agreement with VaxGen. The indemnity agreement will provide, among other things, that VaxGen will indemnify the executive, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer, employee or other agent of VaxGen, and otherwise to the fullest extent permitted under Delaware law and VaxGen’s bylaws. VaxGen has also entered into this form of indemnity agreement with its current directors, and intends to enter into this indemnity agreement with its future directors and executive officers.
Defined Contribution Plans
During 2007 we had a 401(k) Retirement Plan, as amended, or 401(k) Plan, which covered substantially all full-time employees, including executive officers of the Company. The 401(k) Plan permitted eligible employees to defer a percentage of their annual compensation, subject to certain limitations imposed by the Code. We may match a portion of employee contributions with Company common stock or cash. In 2007, plan participants were permitted to contribute up to 100% of their eligible annual compensation up to a specified maximum of $15,500; those aged 50 and older were permitted to make an additional catch-up deferral contribution up to $5,000. Plan participants who make contributions to the 401(k) Plan receive matching contributions at the end of each quarter based on a pre-determined formula. In 2007, all of the NEOs participated in the 401(k) Plan.
In July 2008, we terminated the 401(k) Plan to reduce the financial and administrative impacts on the Company.

Other Elements of Compensation
Health Insurance
We provide comprehensive health insurance benefits for all our eligible employees and their eligible dependents, including executive officers. Upon termination, all eligible employees, including executive officers, are eligible for continuation coverage in accordance with federal COBRA law or applicable state law, at their own expense.
Life and Disability Insurance
We provide life and disability insurance for our employees including executive officers. We do not maintain key person insurance on any of our executive officers.
Perquisites
From time to time, the Board may grant perquisites to certain executive officers; however, no perquisites have been granted to any named executive officer in 2007 that aggregated $10,000 or more.
The following table shows compensation awarded to, paid to or earned by, the Company’s Chief Executive Officer, Senior Vice President, Finance and Administration and Chief Financial Officer, and Vice President of Corporate and Business Development, the Company’s former Chief Executive Officer, former Senior Vice President, Medical Affairs and Chief Medical Officer, and former Vice President, Corporate Affairs, who together are collectively referred to as the Named Executive Officers or NEOs, at December 31, 2007:
SUMMARY COMPENSATION TABLE

				Non-Equity
				Incentive		All Other
			Option	Plan		Annual
Name and Principal		Salary	Awards	Compensation		Compensation		Total
Position	Year	($)	($)(8)	($)(7)		($)		($)
James P. Panek (1)	2007	390,000	147,681	276,250	(16)	9,000	(9)	822,931
President, Chief	2006	293,441	79,831	45,750		68,643	(13)	487,665
Executive Officer and Principal Financial Officer

Matthew J. Pfeffer (2)	2007	300,000	280,536	206,250	(17)	9,000	(9)	795,786
Former Senior Vice President,	2006	210,481	154,413	41,250		8,419	(9)	414,563
Finance and Administration and Chief Financial Officer

Piers C. Whitehead (3)	2007	280,000	60,836	235,324	(18)	9,000	(9)	585,160
Former Vice President, Corporate	2006	268,827	80,461	40,324		53,256	(15)	442,868
and Business Development

Lance K. Gordon (4)	2007	7,000	68,752	—		490,860	(10)	566,612
Former President and	2006	453,147	113,882	—		8,800	(9)	575,829
Former Chief Executive Officer

Marc J. Gurwith (5)	2007	265,833	115,408	213,237		81,985	(11)	676,463
Former Senior Vice	2006	281,579	22,536	42,237		64,370	(14)	410,722
President, Medical Affairs

Ronald Lance Ignon (6)	2007	160,047	290,826	148,579		119,117	(12)	718,569
Former Vice President,	2006	246,766	24,662	36,750		8,800	(9)	316,978
Corporate Affairs

(1)	Mr. Panek was promoted to Chief Executive Officer in January 2007.

(2)	Mr. Pfeffer’s employment with the Company terminated in April 2008.

(3)	Mr. Whitehead’s employment with the Company terminated in August 2008.

(4)	Dr. Gordon’s employment with the Company terminated in January 2007.

(5)	Dr. Gurwith’s employment with the Company terminated in November 2007.

(6)	Mr. Ignon’s employment with the Company terminated in September 2007.

(7)	Includes retention bonuses approved in 2007, annual performance bonuses for 2006 and 2005 performance that were approved and paid in February 2007, and annual performance bonuses for 2007 performance that were awarded in 2008, as applicable.

(8)	This relates to the compensation cost we recognized in 2007 on stock options granted in 2007 and in prior years. Please see Note 2, Summary of Significant Accounting Policies and Note 10, Stock Options and Warrants contained in our Annual Report on Form 10-K for the fiscal year ending December 31, 2007 for our accounting policy regarding FAS 123R and our valuation of option awards, respectively, in accordance with FAS 123R. Please see the “Grants of Plan-Based Awards” table below for option awards granted in 2007. At December 31, 2007, the market price of the Company’s common stock was less than the exercise price of all outstanding options.

(9)	Includes 401(k) Plan Company matching contributions.

(10)	Includes $343,000 in severance, $70,000 in consulting fees, $62,077 in paid-time-off payout, $12,703 in COBRA health care continuation and $3,080 in 401(k) Plan Company matching contributions.

(11)	Includes $24,167 in severance, $45,542 in paid-time-off payout, $3,276 in COBRA health care continuation and $9,000 in 401(k) Plan Company matching contributions.

(12)	Includes $74,375 in severance, $35,306 in paid-time-off payout, $3,033 in COBRA health care continuation and $6,402 in 401(k) Plan Company matching contributions.

(13)	Includes $8,800 in 401(k) Plan Company matching contributions and a $59,843 payment under the terminated 2001 Purchase Plan.

(14)	Includes $8,800 in 401(k) Plan Company matching contributions and a $55,570 payment under the terminated 2001 Purchase Plan.

(15)	Includes $8,800 in 401(k) Plan Company matching contributions and a $44,456 payment under the terminated 2001 Purchase Plan.

(16)	Includes $78,000 in retention bonus paid in 2007, $78,000 in retention bonus paid in 2008, and $19,500 annual performance bonus for 2007 that was awarded in 2008.

(17)	Includes $60,000 in retention bonus paid in 2007, $60,000 in retention bonus paid in 2008, and $45,000 annual performance bonus for 2007 that was awarded in 2008.

(18)	Includes $56,000 in retention bonus paid in 2007, $56,000 in retention bonus paid in 2008, and $28,000 annual performance bonus for 2007 that was awarded in 2008.

The following table shows certain information regarding grants of plan-based awards to the NEOs for the year ended December 31, 2007:
GRANTS OF PLAN-BASED AWARDS IN 2007

					All Other
					Option
					Awards:
					Number of	Exercise or	Grant Date
		Estimated Future Payouts Under Non-Equity			Securities	Base Price of	Fair Value of
		Incentive Plan Awards			Underlying	Option	Option
		Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Date	($)	($)(2)	($)(2)	(#)(3)	($/Sh)	($)
James P. Panek	2/12/2007	—	195,000	195,000	540,000	2.23	955,100
President, Chief Executive Officer and Principal Financial Officer

Matthew J. Pfeffer	2/12/2007	—	150,000	150,000	320,000	2.23	1,163,472
Former Senior Vice President, Finance and Administration and Chief Financial Officer

Piers C. Whitehead	2/12/2007	—	140,000	140,000	316,250	2.23	506,921
Former Vice President, Corporate and Business Development

Lance K. Gordon (1)	—	—	—	—	—	—	—
Former President and Former Chief Executive Officer

Marc J. Gurwith (1)	2/12/2007	—	—	—	322,500	2.23	544,571
Former Senior Vice President, Medical Affairs

Roland Lance Ignon (1)	2/12/2007	—	—	—	269,925	2.23	464,920
Former Vice President, Corporate Affairs

(1)	Dr. Gordon’s, Dr. Gurwith’s and Mr. Ignon’s employment with the Company terminated in 2007. As a result, they were ineligible to receive future plan-based awards.

(2)	Includes the second cash retention bonus payment under the retention program and the maximum annual performance bonus each executive is eligible for, up to 30% of each executive’s base salary.

(3)	Special retention stock option awards were granted to the Company’s current executives effective February 12, 2007. Each option award vests monthly on a pro-rata basis over a 48-month period in accordance with the Company’s normal option vesting policy. The respective awards are as shown below:

Number of
Name	Shares
James P. Panek	200,000
Matthew J. Pfeffer	200,000
Piers C. Whitehead	100,000
Marc J. Gurwith	100,000
Roland Lance Ignon	100,000

Merit stock option awards were also granted to the Company’s executives on February 12, 2007 related to performance during the years 2004 through 2007. The option awards for 2004 through 2006 vest monthly on a pro-rata basis over a 48-month period beginning on March 1 of the respective year. The option awards for 2007 vest monthly on a pro-rata basis over a 48-month period beginning on February 12, 2007. The respective awards in number of shares are as shown below:

Name	2004	2005	2006	2007
James P. Panek	60,000	60,000	60,000	120,000
Matthew J. Pfeffer	—	—	—	90,000
Piers C. Whitehead	45,000	45,000	45,000	45,000
Marc J. Gurwith	45,000	45,000	45,000	45,000
Roland Lance Ignon	30,000	30,000	40,000	40,000
The remainder of the option awards in 2007 were part of an option exchange program in which current executive officers were able to exchange all of their existing stock options for new options, at a ratio of one (1) new option share for each four (4) exchanged option shares, with vesting re-starting as of the date of the exchange, and the exercise price of the new options equal $2.23 per share, the fair market value of one share of our common stock on February 12, 2007. All eligible executive officers elected to participate in the program.
The following table shows certain information regarding outstanding option awards at December 31, 2007 for the NEOs (there are no stock awards outstanding):
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date
James P. Panek	202,498	337,502		2.23	2/12/2017	(1)
Executive Vice President, Manufacturing Operations

Matthew J. Pfeffer	66,666	253,334	(2)	2.23	2/12/2017	(1)
Former Senior Vice President, Finance and Administration and Former Chief Financial Officer

Piers C. Whitehead	133,384	182,866	(2)	2.23	2/12/2017	(1)
Former Vice President, Corporate and Business Development

Lance K. Gordon	400,000	—		14.90	10/7/2008

Former President and Former Chief	75,000	—		5.74	10/7/2008

Executive Officer	100,000	—		5.50	10/7/2008

Marc J. Gurwith	322,500	—		2.23	11/7/2008
Former Senior Vice President, Medical Affairs

Roland Lance Ignon	269,925	—		2.23	11/7/2008
Former Vice President, Corporate Affairs

(1)	Each option award vests monthly on a pro-rata basis over a 48-month period in accordance with the Company’s normal option vesting policy.

(2)	Options became exercisable upon termination of employment. Mr. Pfeffer’s employment was terminated on April 15, 2008 and Mr. Whitehead’s employment was terminated on August 31, 2008
No Named Executive Officer exercised an option during the year ended December 31, 2007. No Named Executive Officer acquired or vested in a stock award during the year ended December 31, 2007.

Termination or Change in Control
Pursuant to the Amended Agreements, each executive’s employment relationship is at-will. As such, each executive’s employment and/or the Amended Agreement may be terminated with or without cause and with or without advance notice, at any time by either the executive or by VaxGen. If an executive’s employment with VaxGen is terminated without cause or the executive resigns for Good Reason, the executive would be entitled to receive as severance 12 months of his base salary as then in effect, less standard withholdings and deductions, and all of the executive’s outstanding unvested stock options or other equity awards would be accelerated and become immediately exercisable. If an executive’s employment is terminated without cause or if he resigns for Good Reason within 13 months of a change of control, as defined in the Amended Agreements, then in addition to the benefits described in the previous sentence, the executive will also be eligible to receive a bonus payment equal to up to 30 percent of his salary on a prorated basis, provided that such bonus payment was not already paid for the year of termination.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
AT DECEMBER 31, 2007

			Termination without
		Termination	Cause by the
		without	Company or Good
		Cause by the	Reason Resignation
		Company	(in connection with a
		or Good Reason	Change in
		Resignation	Control)
Name		$ (1)	$ (1)
James P. Panek, President and Chief Executive Officer
Base Salary	(2)	390,000	390,000
Vesting acceleration	(3)	678,337	678,337
Pro-rated bonus	(4)	—	117,000

		1,068,337	1,185,337

Matthew J. Pfeffer, Former Senior Vice President, Finance and Administration and CFO (5) Base Salary	(2)	300,000	390,000
Vesting acceleration	(3)	1,545,903	1,545,903
Pro-rated bonus	(4)	—	90,000

		1,845,903	1,935,903

Piers C. Whitehead, Former Vice President, Corporate and Business Development (6)
Base Salary	(2)	280,000	280,000
Vesting acceleration	(3)	324,104	327,104
Pro-rated bonus	(4)	—	84,000

		607,104	691,104

ACTUAL PAYMENTS UPON TERMINATION

Marc J. Gurwith, Former Senior Vice President, Medical Affairs (7)
Base Salary	(2)	338,333	—
Vesting acceleration	(3)	7,286	—
Pro-rated bonus		58,000	—
Other		48,818	—

		452,437	—

Roland Lance Ignon, Former Vice President, Corporate Affairs (8)
Base Salary	(2)	297,500	—
Vesting acceleration	(3)	3,266	—
Pro-rated bonus		13,770	—
Other		38,339	—

		352,875	—

Lance K. Gordon, Former President and CEO (9)
Base Salary	(2)	420,000	—
Vesting acceleration	(3)	70,781	—
Pro-rated bonus		—	—
Other		144,780	—

(1)	Amounts shown for potential payments assume the triggering event took place on the last business day of VaxGen’s last completed fiscal year, December 31, 2007. On that date, the closing price of the Company’s common stock was $0.55.

(2)	Severance pay equal to 12 months of base salary.

(3)	Compensation cost to the Company resulting from the accelerated vesting of unvested stock options.

(4)	Maximum potential “pro-rated bonus” for which the executive may be eligible if he resigns for Good Reason or if he is terminated without cause 13 months after a Change in Control.

(5)	Mr. Pfeffer was terminated without cause in April 2008. In April 2008, Mr. Pfeffer entered into a separation agreement pursuant to which he granted a release in favor of VaxGen. In accordance with his Amended Agreement and this separation agreement, Mr. Pfeffer received total severance compensation of $1,242,061 consisting of his base salary for fourteen months of $347,000; vesting acceleration of $845,469 for his then-unvested shares (consisting of 226,667 shares with an exercise price of $2.23 per share); and accrued paid-time-off benefits of $49,492.

(6)	Mr. Whitehead was terminated without cause in August 2008. In August 2008, Mr. Whitehead entered into a separation agreement pursuant to which he granted a release in favor of VaxGen. In accordance with his Amended Agreement and this separation agreement, Mr. Whitehead received total severance compensation of $559,390 consisting of his base salary for fourteen months of $323,867; vesting acceleration of $227,864 for his then-unvested shares (consisting of 135,782 shares with an exercise price of $2.23 per share); accrued paid-time-off benefits of $45,030; and $2,629 of COBRA health care continuation, paid by VaxGen through September 30, 2008.

(7)	Dr. Gurwith was terminated without cause in November 2007. In January 2008, Dr. Gurwith and the Company agreed upon the terms of a separation agreement pursuant to which he will grant a release in favor of VaxGen. In accordance with his Amended Agreement and this separation agreement, Dr. Gurwith will receive total severance compensation of $452,437 consisting of his base salary of $290,000 payable over fourteen months beginning in December 2007; 2007 second retention bonus of $58,000; vesting acceleration of $7,286 for his then-unvested shares (consisting of 194,535 shares with an exercise price of $2.23 per share); accrued paid-time-off benefits of $45,542; and $3,276 of COBRA health care continuation, paid by VaxGen through December 31, 2008.

(8)	Mr. Ignon was terminated without cause in September 2007. In September 2007, Mr. Ignon entered into a separation agreement pursuant to which he granted a release in favor of VaxGen. In accordance with his Amended Agreement and this separation agreement, Mr. Ignon receives total severance compensation of $352,875 consisting of his base salary of $255,000; 2007 pro-rata second retention bonus of $13,770; vesting acceleration of $3,266 for his then-unvested shares (consisting of 183,066 shares with an exercise price of $2.23 per share); accrued paid-time-off benefits of $35,306; and $3,033 of COBRA health care continuation, paid by VaxGen through September 30, 2008.

(9)	Dr. Gordon resigned from the Company in January 2007. In February 2007, Dr. Gordon entered into a resignation agreement with the Company pursuant to which he granted a release in favor of VaxGen. In accordance with his Amended Agreement and the resignation agreement, Dr. Gordon received total severance compensation of $635,561 consisting of his base salary of $420,000; vesting acceleration of $70,781 for his then-unvested shares (consisting of 18,750 shares with an exercise price of $5.50 per share); consulting fees of $70,000 for two months of services provided to the Company; accrued paid-time-off benefits of $62,077; and $12,703 of COBRA health care continuation, paid by VaxGen through December 31, 2007.
Compensation of Directors
Effective May 19, 2007, each member of the Board who is not the chairperson receives a $25,000 annual retainer, and the chairperson of the Board receives $50,000 annual retainer. The chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee receive a $15,000, $10,000 and $5,000 annual retainer, respectively. Each member, who is not the chairperson, of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an additional $7,500, $5,000 and $2,500 annual retainer, respectively.
With respect to the Strategic Transactions Committee, effective May 19, 2008, Dr. Rafield, the chairperson, was entitled to receive $20,000 per month, Mr. DeStefano was entitled to receive $15,000 per month and Mr. Panek was not and is not entitled to any compensation. However, effective August 5, 2008, the monthly compensation payable to Dr. Rafield was increased to $32,000 per month and, effective September 29, 2008, the monthly compensation payable to Mr. DeStefano was increased to $27,000 per month. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending meetings of the Board of Directors in accordance with Company policy.

Each non-employee director of the Company is also eligible to receive stock option grants under the 1998 Director Stock Option Plan, or Director Plan. Only non-employee directors of the Company are eligible to receive options under the Director Plan. Options granted under the Director Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code. The Company suspended the grant of any options to non-employee directors of the Company under the Director Plan in 2005. For the year ended December 31, 2007, no options had been exercised under the Director Plan. The Board did not award options to any of the directors during the year ended December 31, 2007.
In February 2007, in lieu of grants under the Director Plan, the Company awarded options to the outside directors of the Board under the 1996 Plan. A total of 265,000 options were granted to the directors with exercise prices equal to the fair market value of VaxGen’s common stock on the grant date. Two directors received initial option grants of 30,000 options, as they had joined the Board in 2005 and had not previously received grants, and annual grants of 17,500 options for service during 2006. All other directors who were on the Board in February 2007 received annual grants of 17,500 options for service during each of the years ended December 31, 2006 and 2005. One director, who was appointed to the Board in May 2007, also received an initial option grant of 30,000 options. Option shares vest monthly over four years from the grant date.
The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the year ended December 31, 2007:
DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

	Fees Earned
	or Paid in	Option
	Cash	Awards		Total
Name of Director	($)	($) (1)		($)
Randall L-W. Caudill, D. Phil. (2)	166,043	13,945	(5)	179,988
Franklin M. Berger, CFA	186,669	13,945	(5)	200,614
Michel Greco (2)	34,750	13,945	(5)	48,695
Myron M. Levine, M.D. (2)	29,125	83,901	(6)	113,026
Kevin L. Reilly	32,875	18,926	(7)	51,801
Eve Slater (3)	22,250	254	(8)	22,504
Jack Anthony (4)	41,051	183	(9)	41,234

(1)	This relates to the compensation cost we recognized in 2007 on stock options granted in 2007 and prior years. Please see Note 2, Summary of Significant Accounting Policies and Note 12, Stock Options and Warrants, elsewhere in this Annual Report for our accounting policy regarding FAS 123R and our valuation of option awards, respectively, in accordance with FAS 123R.

(2)	Effective May 19, 2008, Mr. Caudill, Mr. Greco and Dr. Levine resigned from the Board of Directors.

(3)	Effective August 2007, Ms. Slater resigned from the Board of Directors.

(4)	Effective October 2007, Mr. Anthony resigned from the Board of Directors.

(5)	Reflects the compensation costs we recognized in 2007 for stock option grants with a fair value as of the grant date of $63,273 for a stock option grant to purchase 35,000 shares of common stock made on February 12, 2007 at an exercise price of $2.23 per share.

(6)	Reflects the compensation costs we recognized in 2007 for stock option grants with the following fair value as of the grant date: (a) $280,017 for a stock option grant to purchase 30,000 shares of common stock made on October 21, 2004 at an exercise price of $12.27 per share; and (b) $63,273 for a stock option grant to purchase 35,000 shares of common stock made on February 12, 2007 at an exercise price of $2.23 per share.

(7)	Reflects the compensation costs we recognized in 2007 for stock option grants with a fair value as of the grant date of $85,871 for a stock option grant to purchase 47,500 shares of common stock made on February 12, 2007 at an exercise price of $2.23 per share.

(8)	Reflects the compensation costs we recognized in 2007 for stock option grants with the following fair value as of the grant date of $93 for a stock option grant to purchase 47,500 shares of common stock made on February 12, 2007 at an exercise price of $2.23 per share.

(9)	Reflects the compensation costs we recognized in 2007 for stock option grants with a fair value as of the grant date of $183 for a stock option grant to purchase 30,000 shares of common stock made on May 18, 2007 at an exercise price of $1.60 per share.

OTHER INFORMATION
Certain Relationships and Related Transactions, and Director Independence
The Company did not enter into any related person transactions in which certain of the Company’s executive officers, directors or greater than five percent stockholders or any members of the immediate family of any of the foregoing had or have a direct or indirect material interest. All future related party transactions, including any loans from the Company to its employees, officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, our VaxGen Code of Conduct, or Code, encourages employees to discuss any potential related-party transaction with our compliance officer and officers and directors to seek authorization from the Audit Committee.
Related-Person Transactions Policy
In August 2007, the Company adopted a written Related-Person Transactions Policy to establish the procedures for the identification, review, consideration and approval or ratification of transactions involving the Company and any related person by the Audit Committee of the Board of Directors or by such other committee of the Board of Directors as appropriate. This policy reinforces the Company’s Code in which these matters are addressed generally. The Nominating and Governance Committee is responsible for establishing this policy and, from time to time, will review and recommend to the Board of Directors any amendments to this policy.
Under the policy, a related person means:
•	a person who is, or at any time since the beginning of the Company’s last fiscal year, was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	a security holder known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•	an immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person; and

•	a firm, corporation or other entity in which any of the foregoing persons is an executive, partner or principal or similar control position or in which such person has a 5% or greater beneficial ownership interest, or an Affiliate.
A Related-Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any Related Person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director shall not be considered Related-Person Transactions under this policy.
Each director and executive officer shall identify, and the Company shall request each 5% or more stockholder to identify, any Related-Person Transaction involving such director or executive officer or his or her Affiliates and immediate family members and seek approval from the Audit Committee pursuant to this policy before he or she or, with respect to immediate family members, any of their Affiliates, may engage in the transaction.
Any proposed transaction that has been identified as a Related Person Transaction may be consummated or materially amended only after approval by the Audit Committee in accordance with the provisions of this policy. If for reasons of conflict of interest or other reasons, it is inappropriate for the Audit Committee to review the transaction, after taking into account possible recusals by Audit Committee members, the Related-Person Transaction shall be approved by another independent body of the Board of Directors. The approving body shall be referred to in this policy as the Committee.
The Committee shall approve only those Related-Person Transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.
The Company has entered into indemnity agreements with each of its executive officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Householding of Pproxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are VaxGen stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to VaxGen, Inc. Investor Relations 349 Oyster Point Boulevard, South San Francisco, California, 94080 or contact Investor Relations at 1-650-624-1000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Laura A. Berezin
Laura A. Berezin
Secretary
November 10, 2008
DOCUMENTS INCLUDED WITH THIS PROXY STATEMENT
WE ARE PROVIDING HEREWITH, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE YEAR ENDED DECEMBER 31, 2007, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORTS SHOULD BE ADDRESSED TO: SECRETARY, VAXGEN, INC. 349 OYSTER POINT BOULEVARD, SOUTH SAN FRANCISCO, CALIFORNIA, 94080.

VAXGEN, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735	VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by VaxGen, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL - Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to VaxGen, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VAXGEN, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 and 2.

Vote On Directors

1.	ELECTION OF DIRECTORS		For	Withhold	For All	To withhold authority to vote for any individual nominess(s), mark “For All Except” and write the number(s) of the nominee’s on the line below.
	Nominees:		All	All	Except
	01) Franklin M. Berger	04) Lori F. Rafield
	02) Paul DeStefano	05) Kevin L. Reilly
03) James P. Panek

			☐	☐	☐

Vote On Proposal		For	Against	Abstain

2.	Ratify the selection by the Audit Committee of the Board of Directors of the Company of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.	☐	☐	☐
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted For items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.
For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) heron. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VAXGEN, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 17, 2008
The stockholder(s) hereby appoint(s) James P. Panek, as proxy, with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VaxGen, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M., Pacific Standard Time on December 17, 2008 at the Radisson Hotel, 5000 Sierra Point Parkway, Brisbane, California, 94005, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE